Exhibit 1

ASX

Release

FRIDAY 6 SEPTEMBER 2019

WESTPAC COMMENTS ON SLATER AND GORDON CLASS ACTION

Westpac today confirmed that it has received a class action filed against its subsidiary companies, BT Funds Management Limited (BTFM) and Westpac Life Insurance Services Limited (WLIS) in relation to aspects of BTFM’s BT Super for Life cash investment option. The claim has been filed by Slater & Gordon on behalf of Ms Tracy Ghee.

The damages sought by the claim are unspecified.

BTFM and WLIS will be defending the claims.

For further information:

David Lording	Andrew Bowden
Media Relations	Investor Relations
0419 683 411	02 8253 4008